As filed with the Securities and Exchange Commission on May 9, 2011
Registration No. 333-129386

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

LADISH CO., INC.
(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	31-1145953 (I.R.S. Employer Identification No.)
5481 S. Packard Avenue
Cudahy, Wisconsin 53110
(414) 747-2611
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Wayne E. Larsen
Vice President Law/Finance & Secretary
5481 S. Packard Avenue
Cudahy, Wisconsin 53110
(414) 747-2611
(Name, address, including zip code, and telephone number, including area code, of agent for service)
with a copy to:
Mark T. Plichta
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5306
(414) 271-2400

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Termination of Registration
     This post-effective amendment filed by Ladish Co., Inc., a Wisconsin corporation (the “Company”), deregisters all shares of common stock, par value $.01 per share, of the Company that had been registered for issuance on the Company’s Registration Statement on Form S-3 (File No. 333-129386) (the “Registration Statement”) that remain unsold upon the termination of the sales of securities covered by the Registration Statement.
     Pursuant to the Agreement and Plan of Merger, dated as of November 16, 2010 (the “Merger Agreement”), by and among Allegheny Technologies Incorporated, a Delaware corporation (“Parent”), LPAD Co., a Wisconsin corporation and a wholly owned subsidiary of Parent (“Merger Sub”), PADL LLC, a Wisconsin limited liability company and a wholly owned subsidiary of Parent (“Merger Sub 2”) and the Company, Merger Sub will merge with and into the Company (the “Merger”), with the Company continuing as the surviving entity and a wholly owned subsidiary of Parent. Immediately after the effectiveness of the Merger, the Company will merge with and into PADL LLC, a Wisconsin limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), with Merger Sub 2 continuing as the surviving entity and a wholly owned subsidiary of Parent.
     As a result of the expected completion of the Merger and other transactions contemplated by the Merger Agreement on May 9, 2011, the Company has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering thereunder, the Company hereby removes from registration all securities under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cudahy, State of Wisconsin, on May 9, 2011.

LADISH CO., INC.
By:	/s/ Wayne E. Larsen
Wayne E. Larsen
Vice President Law/Finance & Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the indicated capacities on May 9, 2011.

Signature	Title

/s/ Gary J. Vroman	Director, President and Chief Executive Officer
Gary J. Vroman	(Principal Executive Officer)

/s/ Wayne E. Larsen	Director, Vice President Law/Finance & Secretary
Wayne E. Larsen	(Principal Financial and Accounting Officer)

/s/ Lawrence W. Bianchi	Director
Lawrence W. Bianchi

/s/ James C. Hill	Director
James C. Hill

/s/ Leon A. Kranz	Director
Leon A. Kranz

/s/ J. Robert Peart	Director
J. Robert Peart

/s/ John W. Splude John W. Splude	Director